                                                                     EXHIBIT 7.1

                           KARDATZKE MANAGEMENT, INC.

                       INTEGRATED MEDICAL RESOURCES, INC.

                            Note Purchase Agreement


         This Note Purchase Agreement (this "Agreement") dated as of March 5, 1998, is entered into between Kardatzke Management, Inc. or its designee (the "Purchaser") and Integrated Medical Resources, Inc. (the "Company").

                              W I T N E S S E T H:

         For and in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

         1.      Purchase and Sale of Note.

                          Subject to and in accordance with the terms and
conditions of this Agreement, at the Closing (as defined in Section 2), the Company will sell to the Purchaser, and Purchaser will purchase, a subordinated convertible note of the Company (the "Note") for the purchase price of $1,600,000. The principal of the Note and interest thereon shall be convertible into shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Common Stock"), in accordance with the terms and provisions of the Note.

         2.      Closing.

                          (a)     The closing of the sale and purchase of the
Note under this Agreement (the "Closing") shall take place on the date of this Agreement (the "Closing Date") and shall be consummated by facsimile or mail in accordance with arrangements reasonably acceptable to counsel for the Company and counsel for the Purchaser.

                          (b)     At the Closing:

                                  (i)      The Purchaser will furnish payment
to the Company of the purchase price for the Note by wire transfer or any other method acceptable to the Purchaser and the Company, and the Company will execute and deliver to the Purchaser the Note in substantially the form of Exhibit A hereto.

                                  (ii)     The Company will pay the Purchaser,
by wire transfer, up to an aggregate of $35,000 of its documented, out-of-pocket expenses and legal fees and related expenses incurred in connection with its investment determination review of the Company.

                                  (iii)    The Company and the Purchaser will
execute and deliver to each other counterparts of a consulting agreement in substantially the form of Exhibit B hereto (the "Consulting Agreement").

                                  (iv)     The Company's counsel will execute
and deliver to the Purchaser a legal opinion substantially in the form of Exhibit C hereto.

                                  (v)      The Company's chief executive
officer and secretary will execute and deliver to the Purchaser certificates substantially in the forms of the Exhibits D and E hereto, respectively.

                                  (vi)     The Company will deliver to the
Purchaser a certificate of the Kansas Secretary of State with respect to the Company, as of a recent date, stating that the Company is validly existing as a corporation in good standing in such state.

                                  (vii)    The Company will deliver Exhibit F
hereto.

         3. Representations of the Company. The Company hereby represents and warrants to the Purchaser that:

                          (a)     The Company is duly incorporated, validly
existing and in good standing under the laws of the State of Kansas.

                          (b)     The Company has full corporate power and
authority to enter into and perform its obligations under this Agreement, the Note and the Consulting Agreement.

                          (c)     The execution, delivery and performance by
the Company of this Agreement, the Note and the Consulting Agreement have been duly authorized by all necessary corporate action on the part of the Company; provided, however, it is understood by the parties that the conversion of any Notes or Securities of the Company for 20% or more of the outstanding shares will require the approval of the Company's shareholders, which approval the Company agrees to use its best efforts to obtain; and this Agreement, the Note and the Consulting Agreement have been duly executed and delivered by the Company.

                          (d)     All corporate action on the part of the
Company necessary for, and all consents, approvals, authorizations of or filings with any person or government authority required for, the authorization, execution, delivery and performance by the Company of this Agreement, the Note and the Consulting Agreement and the consummation of the transactions contemplated herein and therein, and for the authorization, offer, issuance, sale and delivery of the Note and the Shares issuable upon conversion of the Note, has been taken or procured, as the case may be; provided, however, it is understood by the parties that the conversion of any notes (including this Note) or securities of the Company for 20% or more of the outstanding shares will require the approval of the Company's shareholders, which approval the Company agrees to use its best efforts to obtain. This Agreement, the Note and the Consulting Agreement are the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity. The Shares issuable upon conversion of the Note have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Note, will be validly issued, fully paid and nonassessable.

                          (e)     The authorized capital stock of the Company
consists of 10,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock, of which Preferred Stock there are authorized 1,081,080 shares designated as Series A Preferred Stock, $.001 par value per share (the "Series A Preferred Stock"), and 222,222 shares designated as Series B Preferred Stock, $.001 par value per share (the "Series B Preferred" Stock). Immediately prior to the Closing, 6,731,058 shares of Common Stock, and 0 shares of Series A Preferred Stock, and 0 shares of Series B Preferred Stock will be issued and outstanding.

                          Except as specified above, or in Exhibit G hereto,
there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the issuance of any shares of its capital stock.

                          (f)     Except as waived prior to the Closing, the
Note and the Consulting Agreement, and compliance herewith and therewith, and the offer, issuance, sale and delivery of the Note and the Shares will not, result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provisions of federal or state law to which the Company is subject, the Company's Articles of Incorporation, as amended (subject to shareholder approval of an amendment to the Articles of Incorporation to increase the amount of authorized shares), the Company's By-Laws or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it is bound or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term.

                          (g)     The Company has no outstanding indebtedness
for borrowed money except as set forth in Exhibit H hereto. The Company is not in default with respect to any indebtedness for borrowed money.

                          (h)     The Company has filed all tax returns and
reports required to be filed with the United States Internal Revenue Service, with the State of Kansas, and with all other jurisdictions where such filing is required by law. The Company has paid or, as and to the extent required by generally accepted accounting principles, made adequate provisions for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports.

                          (i)     Other than as set forth in Exhibit I hereto,
there is neither pending nor, to the Company's knowledge, threatened, any action, suit, proceeding or claim, or outstanding orders, judgments, injunctions, awards or decrees of any court, regulatory body or arbitration tribunal, to which the Company is or may be named as a party or its property is or may be subject and in which an unfavorable outcome, ruling or finding in any such matter or for all such matters taken as a whole might have a material adverse effect on the financial condition or operations of the Company.

                          (j)     The Company has a good and valid ownership
interest in all of its property and assets, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except as listed on Exhibit J hereto. The Company does not have any ownership interest in real property. Except as listed on Exhibit I, the Company is not in violation of any law, regulation or ordinance (including laws, regulations or ordinances relating to building, zoning, environmental, city planning, land use or similar matters) relating to its property or assets which violation would have a material adverse effect on the financial condition or operations of the Company.

                          (k)     The Company has all franchises, permits,
licenses and other similar authority, and is duly qualified or licensed as a foreign corporation in each jurisdiction in which is required to be so qualified or licensed, necessary for the conduct of its business as conducted by it or proposed to be conducted by it, the lack of which could materially and adversely affect the financial condition or operations of the Company and is not in default in any material respect under any of such franchises, permits, licenses or other similar authority. Each of the material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, proprietary rights and processes owned or used by the Company (the "Technology") is valid and in good standing and (taken as a whole) reasonably adequate and sufficient to permit the Company to conduct its business as conducted by it or proposed to be conducted by it without, to the Company's knowledge, conflict with or infringement upon any valid rights of others. The Company is not aware of and has not received any notice of infringement upon or conflict with the asserted rights of others.

                          (l)     The Company is not in violation of any term
of its Certificate of Incorporation, as amended, or its By-Laws. Except as listed on Exhibit I, the Company is not in violation of any term of any law, judgment, decree, order, rule or regulation, mortgage, indenture, agreement, instrument or other restriction to which the Company is subject and a violation of which would have a material adverse effect on the financial condition or operations of the Company.

                          (m)     The Company does not maintain any employee
pension benefit plan as defined in Section 3(2)(A) of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                          (n)     The Company is not in violation of any
applicable federal, state or local statute, law or regulation, including any such statutes, laws or regulations relating to the environment, which violations, either singly or in the aggregate, would have a material adverse effect on the Company's financial condition or results of operations, and reasonably believes that no material expenditures are or will be required in order to comply with any such statute, law or regulation.

                          (o)     The Company is insured by reputable insurers
its assets that are of an insurable character against risks of liability (including product liability), casualty and fire in adequate and customary amounts for similarly situated companies in similar businesses. The Company carries no self-insurance risk for any employee health or worker's compensation risk. Exhibit K hereto sets forth a true, complete and correct list of the Company's insurance policies, including policy limits and deductibles. The Company's insurance coverage is customary for well insured corporations of similar size engaged in similar lines of business.

                          (p)     To the Company's knowledge, none of its
current executive officers has been convicted of any crime constituting a felony.

                          (q)     The Company is not an "investment company"
within the meaning of the Investment Company Act of 1940.

                          (r)     Assuming the accuracy of the representations
and warranties set forth in Section 4, the offer, sale and issuance of the Note and the Shares hereunder do not require registration under the Securities Act of 1933 (the "Act"), registration or qualification under any applicable state securities laws or qualification of an indenture under the Trust Indenture Act of 1939.

         4. Representations of the Purchaser. The Purchaser represents and warrants to the Company as follows:

                          (a)     It is acquiring the Note and the Shares for
investment for its own account and not with a view to the resale, transfer or other disposition thereof and any sale or disposition of the Note or the Shares will be made only if the Note or the Shares are registered under the Act or the sale or disposition is made in compliance with an exemption under the Act or the rules thereunder and any applicable state securities laws. It understands that the Note and the Shares have not been registered under the Act by reason of specified exemptions from the registration provisions of the Act.

                          (b)     (i)      It acknowledges that the Note and
the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rules 144 and 144A promulgated under the Act, which permit the resale of securities purchased in a private placement subject to the satisfaction of certain conditions and that such Rules may not be available for resale of the Note and the Shares.

                                  (ii)     It acknowledges that all
certificates representing the Note and the Shares will have endorsed thereon legends in substantially the following form:

                          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. UNLESS THEY ARE SOLD PURSUANT TO RULE 144A OR RULE 144 PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT, THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

                          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AGAINST SALE CONTAINED IN A CERTAIN AGREEMENT BETWEEN AND AMONG THE REGISTERED OWNER OF THIS CERTIFICATE AND CERTAIN OTHER HOLDERS OF THE CORPORATION, AND A COPY OF SAID AGREEMENT IS AVAILABLE FOR INSPECTION, WITHOUT CHARGE, AT THE OFFICES OF THE CORPORATION.

Such legend shall be removed by the Company upon delivery to it of an opinion of counsel to the Company (which opinion and counsel rendering same shall be reasonably satisfactory to the Company) that a registration statement under the Act is at the time effective with respect to the transfer of the legended security or that such security may be transferred without such registration statement being in effect and without the requirements of a legend on the certificate in the hands of the transferee.

                          (c)     It has had an opportunity to discuss the
Company's business, management and financial affairs with its management and has had the opportunity to review the Company's facilities. It is not subscribing for the Note and the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any solicitation of a subscription by a person not previously known to it in connection with investments in securities generally.

                          (d)     It has full power and authority to enter into
and to perform this Agreement in accordance with its terms. All action (corporate or otherwise) on the part of the Purchaser necessary for the authorization, execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

                          (e)     It has been advised or is aware of the
provisions of Regulation D promulgated under the Act relating to the accreditation of investors, and it is an "accredited investor" as defined in Regulation D.

         5.      Transfers.

                          (a)     The Purchaser agrees that it shall give the
Company prior written notice of any proposed transfer of the Note or any of the Shares, including the name and address of the proposed transferee. Prior to any such proposed transfer, other than pursuant to a sale under a applicable registration statement under the Act or a sale pursuant to Rule 144 promulgated under the Act, and as a condition thereto, the Purchaser will deliver to the Company (i) an investment covenant signed by the proposed transferee substantially as set forth in Section 4(b) hereof, (ii) an agreement by such transferee to the restrictive investment legend set forth in Section 4(c)(ii) hereof on the certificate or certificates representing the securities acquired by such transferee and (iii) an agreement by the transferee to be subject to the provisions of this Agreement and the provisions of the Agreement to the same extent as if such transferee were originally a signatory to this Agreement and the Agreement. Any transfer of the Note or of any of the Shares attempted contrary to the provisions of this Agreement, or any levy of execution, attachment or other process attempted upon the Note or any of the Shares, shall be null and void and without effect.

                          (b)     In the event of any transfer of the Note by
the Purchaser in accordance with the provisions of this Agreement, for the purposes of this Agreement, the subordinated convertible notes of the Company representing portions of the principal amount originally represented by the Note, shall be referred to herein individually as a "Note" and collectively as the "Notes".

                          (c)     In the event of the resale of any Note or of
any of the Shares pursuant to Rule 144A promulgated under the Act, the Company agrees to comply with the information requirements of Rule 144A(d)(4) promulgated under the Act.


         6. Covenants of the Company. The Company hereby covenants and agrees, that so long as any of the Notes remain outstanding:

                          (a)     The Company shall deliver the following
reports to all persons who hold any of the Notes:

                                  (i)      As soon as practicable after the end
of each fiscal year of the Company, and in any event, within 135 days after the end of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries (if any), as at the end of such fiscal year and consolidated statements of income and cash flows of the Company and its subsidiaries (if any) for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the report thereon of independent certified public accountants of recognized national standing and considered one of the "Big Six" accounting firms in the United States, selected by the Company, which report shall state that (A) such financial reports have been prepared in accordance with generally accepted accounting principles and (B) the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

                                  (ii)     As soon as practicable after the end
of each month, using all commercially reasonable efforts to cause such delivery to occur within 30 days after the end of such month, a consolidated balance sheet of the Company and its subsidiaries (if any) as at the end of such month and consolidated statements of income and cash flows of the Company and its subsidiaries (if any) for such month, prepared in accordance with generally accepted accounting principles consistently applied, except for footnote disclosure and subject to year-end audit adjustments, and accompanied by a certificate of the Company's chief financial officer to such effect.

                                  (iii)    As soon as available, using all
commercially reasonable efforts to cause such delivery to occur prior to December 31 of each year, the annual operating plan of the Company for the succeeding calendar year including appropriate projections and underlying assumptions.

                                  (iv)     With reasonable promptness, such
other information and data with respect to the Company as the Purchaser may from time to time reasonably request.

                          (b)     Without the affirmative vote or prior written
approval of the holders of a majority of the Notes and at least a majority of the members of the Board of Directors of the Company, neither the Company nor its subsidiaries (if any) shall, together or alone:

                                  (i)      incur, create, assume or permit to
exist any Indebtedness other than the Note except for (a) indebtedness in an amount not exceeding $7,800,000, consisting of (1) $5 million under the existing working capital line of credit and (2) $2.8 million of long term indebtedness (including the current portion thereof); (b) unsecured trade credit incurred in the ordinary course of business; and (c) capitalized lease obligations not to exceed $1,000,000. Indebtedness means all items which, in accordance with GAAP, would be included on the liability side of a balance sheet, excluding capital stock, surplus, capital and earned surplus.

                                  (ii)     lease, purchase, sell or otherwise
acquire or dispose of any property or services having a value in excess of $200,000 in any transaction or series of similar transactions;

                                  (iii)    assign, mortgage, pledge or
otherwise encumber any assets having a value of more than $200,000;

                                  (iv)     make any loan, extend any credit or
forgive or otherwise change the terms of any indebtedness, in excess of $200,000;

                                  (v)      make any material change in the
character of its business as presently conducted or as proposed to be conducted, or conduct its business in a manner other than in the normal and ordinary course;

                                  (vi)     declare or pay any dividend in cash
or in property or make or authorize any other distribution directly or indirectly on its Common Stock or any other capital stock now outstanding or hereafter issued;

                                  (vii)    directly or indirectly purchase,
acquire, redeem or retire any share of its outstanding capital stock or any securities exercisable for, or convertible into, its capital stock; or

                                  (viii)   enter into any transaction of
merger, consolidation or reorganization, or dissolve, wind up or liquidate, or convey, sell, lease, exchange, transfer or otherwise dispose of in a transaction or related series of transactions all or substantially all of the assets of the Company.

                 (c) Without the affirmative vote or prior written approval of the holders of a majority of the Notes and at least a majority of the disinterested directors on the Board of Directors, neither the Company nor its subsidiaries (if any) shall, together or alone, enter into any transaction with any Affiliate of the Company on terms that are not as favorable as the Company could obtain from an unaffiliated third party.

                 (d) The Company shall take all such actions (reasonably within its control) so as to assure that each of its executive officers devote substantially all of their respective business time and attention to the Company's business.

         7. Joint Covenants. The Company and the Holder agree that upon the exercise of the option pursuant to Section 6.6(a) of the Convertible Note they will execute an Employee Agreement mutually agreed upon by the parties and the Board will appoint Dr. E. Stanley Kardatzke Chairman of the Board and Chief Executive Officer of the Company.

         8. Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby. All agreements, representations and warranties shall terminate upon conversion of the Convertible Note.

         9. Expenses. Other than as set forth in Section 2(b)(iii) hereto, each party hereto shall pay its own costs and expenses in connection with this Agreement and the closing of the transactions contemplated hereby.

         10. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, recognized courier, mailed by first class certified or registered mail, return receipt requested, postage prepaid, or delivered by telecopy to the Company or the Purchaser, as the case may be, at the following respective addresses:

                                  Kardatzke Management, Inc.
                                  701 Destacada Avenue
                                  Coral Gables, Florida  33156
                                           Tel: (305) 663-9188
                                           Fax: (305) 663-9180
                                  Attention: Dr. E. Stanley Kardatzke

                                  Integrated Medical Resources, Inc.
                                  11320 West 79th Street
                                  Lenexa, Kansas  66214
                                           Tel: (913) 962-7201
                                           Fax: (913) 962-7719
                                  Attention:  Troy A. Burns, M.D.


                Either party may change its address for purposes hereof by notice to the other party in the manner provided above.

         11. Brokers. Each of the Company and the Purchaser, with respect to itself, (i) represents and warrants to the other that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) will indemnify and save the other harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finder's fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

         12. Entire Agreement. With respect to the subject matter hereof, this Agreement, including the Exhibits hereto, embodies the entire agreement and understanding between the Purchaser and the Company, and supersedes all prior agreements and understandings relating to such subject matter.

         13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. Headings. The headings of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

         15. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and, to the extent permitted by law, any determination of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         16. Amendments and Waivers. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of the Company and the holders of Notes that represent in the aggregate at least a majority of the total principal amount of the Notes then outstanding.

         17. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         18. Parties in Interest. The Company and the Purchaser agree that the only persons with an interest in the transactions and agreements set forth herein are the Company and the Purchaser, that no other person shall have any rights under this Agreement and that no other person shall be the beneficiary of any of the rights and obligations provided by this Agreement.

         19.     Definitions.

                          (a)     As used in this Agreement, "Affiliate" shall
mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "control" as used in the immediately preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares of the controlled corporation, or with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

                          (b)     As used in this Agreement, the term "person"
means any individual, partnership, corporation, limited liability company, trust, unincorporated organization or other legal entity, or any government or any agency or political subdivision thereof.

         20. Waiver of Jury Trial, etc.. The Company and Purchaser hereby knowingly, voluntarily and intentionally waive (a) any right to trial by jury the Company and Purchaser may have in any action or proceeding, in law or in equity, in connection with this Agreement or the transactions related hereto and (b) any right to contest enforcement of provisions of the last sentence of
Section 20 hereof on the basis of forum non conveniens.

         21. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Kansas applicable to contracts made and to be performed in that State without giving effect to any choice or conflict of law provision or rule (whether in the State of Kansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Kansas. The parties hereto consent to the jurisdiction of the State of Florida or state or federal courts located therein for all disputes arising under this Agreement.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.



                                  "Company"


                                  INTEGRATED MEDICAL RESOURCES, INC.


                                  By /s/ Troy A. Burns, M.D.
                                     ------------------------------------------
                                           Troy A. Burns, M.D.
                                         Chief Executive Officer


                                  "Purchaser"


                                  KARDATZKE MANAGEMENT, INC.




                                  By /s/ E. Stanley Kardatzke, M.D.
                                    ------------------------------------------
                                       E. Stanley Kardatzke, M.D.

                                  Title:  Chief Executive Officer
                                        ---------------------------------------